UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________

Form 8-K

CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 9, 2013 (September 3, 2013)

MGT Capital Investments, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-26886	13-4148725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Mamaroneck Avenue, Suite 204, Harrison, NY 10528

(Address of principal executive offices, including zip code)

(914) 630-7431

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On September 3, 2013, MGT Capital Investments, Inc. (the “Company”) entered into a Contribution and Sale Agreement (the “Contribution Agreement”) by and among the Company, Gioia Systems, LLC. (“Gioia”) and MGT Interactive, LLC (“MGT Interactive”) whereby MGT Interactive acquired certain assets from Gioia which was the inventor and owner of a proprietary method of card shuffling for the online poker market. Trademarked under the name Real Deal Poker, the technology uses patented shuffling machines, along with permutation re-sequencing, allowing for the creation of up to 16,000 decks per minute in real time. The acquisition includes seven (7) U.S. Patents and several Internet URL addresses, including www.RealDealPoker.com. The information contained in such website is not part of this Current Report on Form 8-K. Pursuant to the Contribution Agreement, Gioia contributed the assets to MGT Interactive in exchange for a 49% interest in MGT Interactive and MGT contributed $200,000 to MGT Interactive in exchange for a 51% interest in MGT Interactive. The $200,000 contributed by the Company shall be utilized as working capital, which shall be used to cover the direct and associated costs relating to the achievement of a certification from Gaming Laboratories International (“GLI”). The Company has the right to acquire an additional 14% ownership interest in MGT Interactive from Gioia in exchange for a purchase price of $300,000 after GLI certification is obtained. Gioia, in turn, will have the right to re-acquire the 14% interest for a period of three years at a purchase price of $500,000. Gioia shall have the right to certain royalty payments from the Gross Rake payments, and any licensing or royalty income received by MGT Interactive.

Simultaneously with the entry into the Contribution Agreement, the Company and Gioa entered into a Limited Liability Company Agreement which serves as the operating agreement for MGT Interactive.

On September 3, 2013, the Company also entered into a consulting agreement (the “Consulting Agreement”) with Gioia whereby Gioia will act as a consultant for the Company to provide services to the Company primary related to obtaining GLI Certification. The Consulting Agreement terminates on the earlier of January 31, 2014 or the date on which GLI Certification is obtained. In the event that GLI Certification is obtained prior to January 31, 2013, the Consulting Agreement shall be extended for an additional year. Pursuant to the Consulting Agreement, Gioia shall receive a monthly consulting fee of $10,000 of which $5,000 will be paid in cash per month and $5,000 will be deferred until GLI certification is obtained.

The Contribution Agreement, Consulting Agreement and Operating Agreement are attached to this Current Report as Exhibit 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference. The foregoing description of the Contribution Agreement, the Consulting Agreement and Operating Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibits.

The Contribution Agreement, Consulting Agreement and Operating Agreement have been included to provide investors and security holders with information regarding their terms. The agreements are not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Contribution Agreement, Consulting Agreement and Operating Agreement were made only for purposes of such agreements, may in some cases be made solely for the allocation of risk between the parties and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Contribution Agreement, the Consulting Agreement and Operating Agreement.

Item 2.01	Completion of Acquisition of Assets

On September 3, 2013, the Company through its newly formed subsidiary MGT Interactive, acquired certain assets belonging to Gioia. See Item 1.01 for a description of the transaction.

Item 8.01	Other Events.

On September 9, 2013, the Company issued a press release announcing that the U.S. Patent and Trademark Office (“USPTO”) had granted the Company’s majority owned subsidiary, MGT Gaming, Inc., U.S. Patent No. 8,500,554 directed to a gaming system in which a bonus game is played on an interactive display. The release also announced that the Company had filed an Amended Complaint with the U.S. District Court for the Southern District of Mississippi seeking to add allegations that defendants in its currently-pending patent infringement lawsuit infringe the new patent. The press release is attached to this Current Report as Exhibit 99.3.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:

Exhibit	Description

10.1	Contribution and Sale Agreement by and among MGT Capital Investments, Inc., MGT Interactive LLC and Gioia Systems, LLC.

10.2	Consulting Agreement by and between MGT Interactive LLC and Gioia Systems, LLC.

10.3	Limited Liability Company Agreement of MGT Interactive, LLC

99.1	Press Release dated September 4, 2013

99.2	Press Release dated September 9, 2013

SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 9, 2013

MGT Capital Investments, Inc.

By:	/s/ Robert B. Ladd
Name:	Robert B. Ladd
Title:	President and Chief Executive Officer